Exhibit 99.1
CLR Roasters, LLC (YGYI) Receives $26 Million in Purchase Commitments for its Green Coffee Distribution Business

Youngevity Intl. Closes $5.05 Million in Financing to Fund Growth

SAN DIEGO, CA – January 7, 2015  -Youngevity International, Inc. (OTCQX: YGYI) (www.YGYI.com), a global direct marketer of nutritional and lifestyle products and also a vertically-integrated producer of gourmet coffees for the commercial, retail and direct sales channels, announced today that it received $26 million dollars in Purchase Commitments for its Green Coffee Distribution Business launched in May of last year.  All of the purchase commitments are scheduled to ship in 2015.

The Company entered into a Note Purchase Agreement (the “Purchase Agreement”) with two accredited investors, pursuant to which the Company raised in a private placement gross proceeds of $5,050,000 with up to an additional $950,000 of funds possible.  For each $100,000 invested investors were issued a Note in the principal amount of $100,000 that bears interest at a rate of eight percent (8%) per year and 30,000 shares of the Company’s Common Stock.

CLR has provided collateral to secure the repayment of the Notes.  The Company’s Chairman and CEO, Stephan Wallach, has also personally guaranteed the Company’s obligations under the Notes and this Agreement.  The Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission describing in more detail the terms of the financing and viewers should read such Report in its entirety.  The foregoing information should not be construed, and is not intended, as an offer to sell or the solicitation of an offer to buy any of the Company’s securities.

“We have received commitments to purchase 15 million pounds of green coffee all of which we intend to process in our newly acquired and expanded processing plant located in Nicaragua,” said Dave Briskie, Youngevity’s CFO and President of Commercial Development.  “The estimated revenues from these commitments are over $26 million dollars, which we expect to receive between the months of January 2015 through November 2015.  Our green coffee distribution business is off to a great start in 2015 and assuming all of these commitments are timely shipped this should be another record year for our coffee operation.”

About Youngevity International, Inc.

Youngevity International Inc., (OTCQX: YGYI) (www.YGYI.com) is a fast-growing, innovative, multi-dimensional company that offers a wide range of consumer products and services, primarily through person-to-person selling relationships that comprise a "network of networks." The Company also is a vertically-integrated producer of the finest coffees for the commercial, retail and direct sales channels. The Company was formed after the merger of Youngevity Essential Life Sciences (www.youngevity.com) and Javalution Coffee Company in the summer of 2011.  Formerly known as AL International, Inc., the Company changed its name to Youngevity International, Inc. in July 2013.

About CLR Roasters

CLR Roasters (www.clrroasters.com) was established in 2001 and is a wholly-owned a subsidiary of Youngevity International. CLR Roasters produces coffees under its own boutique brands as well as manufactures a variety of private labels through various tiers of distribution. Industries served include grocery, retail, wholesalers, hospitality, cruise lines, wellness facilities, office coffee service, and convenience store distribution. It also produces a unique line of coffees with health benefits under the JavaFit® brand.

Safe Harbor Statement

This release includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," “encouraged” and similar expressions. The forward-looking statements contained in this press release include statements regarding the intended use of proceeds to aid in accelerating CLR Roasters’ growth and the continued growth of the green coffee division, the processing of the green coffee, the estimated revenue from the coffee commitments and the timing of receipt of the revenue and shipping of the green coffee, and the performance of the coffee operation during 2015. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict, including our ability to sell the coffee as anticipated and continue the growth of the green coffee division and the other factors described in our annual report on Form 10-K for the year ended December 31, 2013 and our other filings with the SEC. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Youngevity International
Investor Relations
John Zervas
800-982-3189 X 6509